Exhibit 5.1

[Latham & Watkins LLP Letterhead]

September 30, 2008

Waste Connections, Inc.

35 Iron Point Circle, Suite 200

Folsom, CA 95630

Re:	Registration Statement No. 333-153617;
12,650,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Waste Connections, Inc., a Delaware corporation (the “Company”), in connection with the sale to the several underwriters named on Exhibit A (the “Underwriters”) by the Company of 12,650,000 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 22, 2008 (Registration No. 333-153617) (as so filed and as amended, the “Registration Statement”), a base prospectus dated September 22, 2008 (the “Base Prospectus”), a prospectus supplement dated September 24, 2008, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), and an underwriting agreement dated September 24, 2008 between J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several Underwriters named in the underwriting agreement, and the Company (the “Underwriting Agreement”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the general corporation law of the state of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

Subject to the foregoing and the other matters set forth herein, as of the date hereof, the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and when issued to and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated September 24, 2008 and to the reference to our firm in the Prospectus under the heading “Legal

September 30, 2008

Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP